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GLOBAL IMAGING SYSTEMS, INC.

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GLOBAL IMAGING SYSTEMS, INC.

3820 NORTHDALE BOULEVARD, SUITE 200A
TAMPA, FLORIDA 33624

July 9, 2002

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Global Imaging Systems, Inc. to be held on Monday, August 19, 2002, at 10:00 a.m., eastern time, at the offices of Global Imaging Systems, Inc., 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.

The matters to be acted on at the meeting are described in the accompanying Notice and Proxy Statement. A proxy card on which to indicate your vote and an envelope, postage paid, in which to return your proxy are enclosed. A copy of our Annual Report to Stockholders also is enclosed.

We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, we need your vote. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

Remember, this is your opportunity to voice your opinion on matters affecting Global. We look forward to receiving your proxy and perhaps seeing you at the Annual Meeting.

Sincerely,
Thomas S. Johnson
President and Chief Executive Officer

Enclosures

GLOBAL IMAGING SYSTEMS, INC.

3820 NORTHDALE BOULEVARD, SUITE 200A
TAMPA, FLORIDA 33624

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on August 19, 2002

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Global Imaging Systems, Inc. to be held on Monday, August 19, 2002, at 10:00 a.m., eastern time, at the offices of Global Imaging Systems, Inc., 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624, to consider and vote upon the following matters:

1.	Election of two directors to serve for a three-year term; and

2.	Any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on June 20, 2002, will be entitled to vote at the meeting or any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors

Raymond Schilling
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer

Tampa, Florida
July 9, 2002

GLOBAL IMAGING SYSTEMS, INC.

3820 NORTHDALE BOULEVARD, SUITE 200A
TAMPA, FLORIDA 33624

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To be held on August 19, 2002

This Proxy Statement is furnished to stockholders of Global Imaging Systems, Inc., a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Global to be held on Monday, August 19, 2002, at 10:00 a.m., eastern time, at the offices of Global Imaging Systems, Inc., 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our board of directors.

Holders of record of shares of our common stock as of the close of business on the record date, June 20, 2002, are entitled to receive notice of, and to vote at, the meeting. The common stock constitutes the only class of securities entitled to vote at the meeting, and each share of common stock entitles the holder thereof to one vote. At the close of business on June 20, 2002, there were 20,904,442 shares of common stock outstanding.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director. We know of no business other than the election of directors to be transacted at the meeting. If other matters requiring a vote do arise, the persons named in the proxy intend to vote in accordance with their judgment on such matters.

To be voted, proxies must be filed with our Secretary prior to the time of voting. Proxies may be revoked at any time before they are voted by filing with our Secretary a notice of revocation or a later dated proxy or by voting in person at the meeting.

Our 2002 Annual Report to Stockholders for the fiscal year ended March 31, 2002, is enclosed with this proxy statement. This Proxy Statement, the proxy card and the 2002 Annual Report to Stockholders were mailed to stockholders on or about July 11, 2002. Our executive offices are located at 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.

ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors is comprised of eight members divided into three classes, with members of each class of the directors elected by the stockholders annually. Currently, only seven members serve on the Board of Directors leaving one vacancy for a director that the Board of Directors intends to fill at some time in the future. The directors whose terms will expire at the meeting are Edward N. Patrone, whom we are re-nominating, and Mark M. Lloyd. In keeping with our policy of nominating a president of one of our core subsidiaries to the Board of Directors for rotating terms, the Board of Directors has nominated Peter Dinan, President of our subsidiary Conway Office Products, LLC, to fill the board seat currently held by Mr. Lloyd. Messrs. Patrone and Dinan have been nominated for election at the meeting as directors to hold office until the 2005 Annual Meeting of Stockholders and until their successors are elected and qualified. Each of the nominees has consented to serve a term as a Class I director.

Two nominees for director will be elected upon a favorable vote of a plurality of the shares of our common stock present, in person or by proxy, and entitled to vote at the meeting. Shares represented by proxies cannot be voted for more than the two nominees for director. Our Board of Directors recommends a vote FOR Edward N. Patrone and Peter Dinan as directors to hold office until the 2005 Annual Meeting of Stockholders and until their successors are elected and qualified. Should any or all of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominees for Election to Term Expiring 2005—Class I.    The two directors standing for election are as follows:

Edward N. Patrone, 67, has served as our director since August 1998. Currently retired, Mr. Patrone served as senior consultant to IKON from 1991 to 1997, and in various executive positions with IKON prior to that time, including as President and Chief Executive Officer of Paper Corporation of America, a subsidiary of IKON, from 1988 to 1991, and as Executive Vice President from 1983 to 1988. Mr. Patrone has been active in the automated office products industry for over 17 years. Mr. Patrone is also a director of CompuCom Systems, Inc.

Peter Dinan, 52, started Conway Office Products, LLC, in Nashua, New Hampshire along with Jim Conway, in April 1976. He became President of Conway Office Products in 1996. Conway Office Products is one of our subsidiaries and core companies and is the parent Company of a group of companies referred to as the “Conway Group”. During the early years of the company’s existence, Mr. Dinan developed the sales and marketing areas of Conway Office Products. Mr. Dinan, as President of the Conway Group, has been involved in acquiring eight companies that stretch from Portland, Maine to Buffalo, New York. Mr Dinan is a 1972 graduate of Dartmouth College.

Directors Continuing in Office

Term Expiring 2003—Class II.    The following Class II directors have terms expiring in 2003:

Bruce D. Gorchow, 44, has served as a director since October 1996. Since 1999, Mr. Gorchow has served as President of PPM America Capital Partners, LLC and Executive Vice President of PPM America, Inc. From 1991 through 1999, Mr. Gorchow was Executive Vice President and head of the Private Finance Group of PPM America, Inc. Prior to joining PPM America, Inc., Mr. Gorchow was a Vice President at Equitable Capital

Management, Inc. Mr. Gorchow received his B.A. in Economics from Haverford College in 1980 and received his MBA in Finance from the Wharton School of the University of Pennsylvania in 1982. Mr. Gorchow is also a director of Leiner Health Products, Inc., Corvest Holdings, Inc., EMSI Holdings, Inc., B2B Solutions, Inc., Packaging Advantage Corporation, Inc., Elgar Electronics, Inc., Elizabeth Arden Salon and Spa Holdings, Inc., Excelline Foods, Inc. and PPM America, Inc.

Mark A. Harris, 45, has served as a director since January 2002. Since August 2001, Mr. Harris has served as Principal and Chief Operating Officer of GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois formed in January 1998 as a successor entity to Golder, Thoma, Cressey, Rauner, Inc. From March 2000 to August 2001, Mr. Harris was Vice President and General Counsel of PrairieComm, Inc. He also served as Senior Vice President and Chief Legal Officer of Click Commerce, Inc. during the period from March 2000 to September 2000. Prior to March 2000, Mr. Harris practiced corporate and tax law as a partner in the Chicago office of Latham &Watkins. Mr. Harris received a B.A., summa cum laude, from Saint Louis University and a J.D., cum laude, from Northwestern University School of Law. Mr. Harris is also a director of National Equipment Services, Inc.

Term Expiring 2004—Class III.    The following Class III directors have terms expiring in 2004:

Thomas S. Johnson, 56, has served as a director and as President and Chief Executive Officer since our founding in June 1994. From 1991 to 1994, Mr. Johnson was an office technology solutions industry consultant. From 1989 to 1990, Mr. Johnson served as Chief Operating Officer for Danka. From 1975 to 1989, Mr. Johnson worked at IKON (formerly known as Alco Standard Corporation) in various staff and operating roles. At the time Mr. Johnson left IKON, he was Vice President–Operations of the Office Products group and was responsible for acquisitions and turning around under-performing operations. Mr. Johnson has been involved in the acquisition of over 79 office equipment dealers since 1985, and has over 23 years of experience in acquiring and integrating businesses. Mr. Johnson graduated with a B.S. degree from the University of Florida in 1972, and received his MBA from Harvard Business School in 1976.

Carl D. Thoma, 53, has served as a director and as Chairman of the Board since our founding in June 1994. Mr. Thoma is the Managing Partner of Thoma Cressey Equity Partners, a private equity investment company in Chicago, Illinois; Denver, Colorado and San Francisco, California formed in December 1997 as a successor entity to Golder, Thoma, Cressey, Rauner, Inc. Mr. Thoma co-founded and has been a Principal with Golder, Thoma, Cressey, Rauner, Inc. in Chicago, Illinois, since 1980. Mr. Thoma is also a director of National Equipment Services, Inc. and several private companies.

R. Eric McCarthey, 46, has served as a director since January 2001. Mr. McCarthey is the Senior Vice President of Sales and Marketing of Coca-Cola Fountain North America and a member of the Senior Operating Committee of the North America Business Group at The Coca-Cola Company. Mr. McCarthey has served in various positions at The Coca-Cola Company since 1981.

Committees and Meeting of the Board of Directors

Our Board of Directors has established three committees, a compensation committee, an audit committee and a stock option committee. Our Board of Directors has not established a nominating committee.

Compensation committee.    The compensation committee is responsible for determining executive officers’ compensation and for administering our 1998 Stock Option and Incentive Plan. The compensation committee held one meeting during the fiscal year ended March 31, 2002. Carl D. Thoma, Bruce D. Gorchow, Mark A. Harris, Edward N. Patrone and R. Eric McCarthey are members of the compensation committee.

Audit committee. The audit committee is responsible for (1) making recommendations about our independent public accountants, (2) reviewing audit plans and results with our independent public accountants,

(3) reviewing the independence of the independent public accountants, (4) considering the range of audit and non-audit fees and (5) reviewing our internal accounting controls. The audit committee held one meeting during the fiscal year. Bruce D. Gorchow, Edward N. Patrone and R. Eric McCarthey, all of whom are non-employee directors, are the members of the audit committee.

Stock option committee.    The stock option committee is responsible for authorizing grants of options to purchase our common stock to newly hired employees and other existing employees who are not officers or directors as delegated to the committee by the Board of Directors. The stock option committee does not have meetings, but instead acts by written consent. In the 2002 fical year, the stock option committee acted three times by written consent. Mr. Thomas Johnson is the sole member of the stock option committee.

The Board of Directors held four meetings during the fiscal year ended March 31, 2002. During the fiscal year, each member of the Board of Directors attended more than 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of committees of which such director was a member.

Compensation of Directors

All of our directors are entitled to be reimbursed for certain expenses in connection with their attendance at board and committee meetings. Except for Carl Thoma, Mark A. Harris, and Bruce Gorchow, directors who are not Global employees also receive a $2,500 fee for each board meeting they attend. In addition, directors are eligible to receive awards under our 1998 Stock Option and Incentive Plan. Global anticipates that future directors who are not employees will each receive an option to purchase 10,000 shares of common stock when they are first elected to the board, and that each non-employee director other than Carl Thoma, Mark A. Harris and Bruce Gorchow will receive an option to purchase 2,000 shares of common stock for each of the following years during which he or she serves as a director. Each of Edward Patrone and Eric McCarthey has received grants in accordance with this policy. Each of these options is expected to be exercisable for a purchase price equal to the market value of the underlying stock on the date of grant, to have a term of ten years and to vest in five equal annual installments beginning on the first anniversary of the date of grant.

EXECUTIVE COMPENSATION

Summary Compensation Table.    The following table sets forth compensation paid to or earned by our Chief Executive Officer and all other executive officers of Global, all of whom are also referred to in this proxy statement as the named executive officers:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation Awards		All Other Compensation ($)(1)
		Salary ($)	Bonus ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)
Thomas S. Johnson	2002	$362,222	$360,000	—	100,000	$23,610
President and Chief	2001	330,000	300,000	—	100,000	23,871
Executive Officer	2000	300,000	255,000	—	100,300	21,875

Raymond Schilling	2002	$222,222	$110,000	—	—	$15,070
Senior Vice President,	2001	200,000	100,000	—	—	14,266
Chief Financial Officer, Secretary and Treasurer	2000	180,000	90,000	—	30,300	13,312

Alfred N. Vieira	2002	$172,222	$85,000	—	—	$15,520
Vice President of Operations	2001	145,000	72,500	—	—	15,318
and Service	2000	130,000	62,500	—	15,300	14,748

Todd S. Johnson	2002	$132,222	$65,000	—	—	$15,005
Vice President of Acquisitions	2001	110,000	55,000	—	—	13,314
	2000	80,000	25,000	—	10,300	11,850

(1)	Consists of matching contributions to our 401(k) plan and car allowances of $1,500 per month for Mr. Thomas Johnson and $800 per month for the other named executive officers.

Option Grants Table.    The following table shows information relating to options to purchase common stock granted to the named executive officers during the year ended March 31, 2002:

Option Grants in Last Fiscal Year

Name	Individual Grants
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term (1)
					5%	10%
Thomas S. Johnson	100,000	23.04%	$5.625	3/31/11	$353,753	$896,480
Raymond Schilling	—
Alfred N. Vieira	—
Todd S. Johnson	—

(1)	These appreciation rates are determined by the disclosure requirements of the Securities and Exchange Commission and do not represent predictions for stock price increases.

The options described in the table above become exercisable in five equal annual installments beginning on April 1, 2002, and have a term of ten years. The exercise price of the options is based on the closing price per share of our common stock of $5.63 as reported on Nasdaq on March 30, 2001, the date of grant.

Aggregated Option Exercises and Fiscal Year-End Option Values Table.    The following table shows information concerning options held by the named executive officers at March 31, 2002:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at March 31, 2002 (#)		Value of Unexercised In–the–Money Options at March 31, 2002 ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas S. Johnson	—	—	60,270	240,280	$335,338	$2,299,707
Raymond Schilling	—	—	18,270	22,280	77,538	83,507
Alfred N. Vieira	—	—	9,270	11,280	39,438	35,467
Todd S. Johnson	—	—	7,870	8,680	36,978	42,357

(1)	Based on the closing price of $18.40 per share of common stock on March 28, 2002, as reported on the Nasdaq National Market.

Executive Employment Agreements

We have entered into a senior employment agreement with each of Mr. Thomas Johnson, Mr. Schilling, Mr. Vieira and Mr. Todd Johnson. Under these agreements, each executive receives an annual base salary. For the fiscal year ended March 31, 2002, these annual base salaries were set at $360,000 for Mr. Thomas Johnson, $220,000 for Mr. Schilling, $170,000 for Mr. Vieira and $130,000 for Mr. Todd Johnson. The executives’ annual base salaries are subject to periodic increases at the discretion of our Board of Directors. For the fiscal year ended March 31, 2002, each executive officer was also eligible for an annual bonus of up to 50% of his annual base salary upon attaining budgetary and other objectives set by our Board of Directors. In the case of Mr. Thomas Johnson, he was also entitled to receive an additional bonus equal to 50% of his annual base salary in the event Global achieved performance or a substantial increase in its value far in excess of those objectives established by the Board of Directors.

Effective April 1, 2002, we entered into new employments agreements with Mr. Thomas Johnson and Mr. Schilling. Under these agreements, each executive receives an annual base salary. For the fiscal year ending March 31, 2003, these annual base salaries have been set at $445,000 for Mr. Thomas Johnson and $250,000 for Mr. Schilling. The executives’ annual base salaries are subject to periodic increases at the discretion of our Board of Directors. Mr. Thomas Johnson is also eligible for an annual bonus of up to 90% of his annual base salary and Mr. Schilling is eligible for an annual bonus of up to 50% of his annual base salary upon attaining budgetary and other objectives set by our Board of Directors. In the case of Mr. Thomas Johnson, he is entitled to receive an additional bonus equal to 40% of his annual base salary, and in the case of Mr. Schilling, he is entitled to receive an additional bonus equal to 50% of his annual base salary, in each case in the event Global achieves performance objectives or a substantial increase in its value far in excess of those objectives established by the Board of Directors. Mr. Thomas Johnson’s and Mr. Schilling’s employment under their respective senior executive agreement terminates on April 1, 2005 but renews automatically for successive three-year periods unless otherwise terminated by either party upon 60 days’ written notice prior to the end of the applicable term.

Each of the executives is entitled to all other benefits approved by our Board of Directors and made available to our senior management. Each executive is also entitled to receive reimbursement of expenses for customary travel, civic club dues and other expenses. In addition, Mr. Thomas Johnson and each of Mr. Schilling, Mr. Vieira and Mr. Todd Johnson are entitled to receive a monthly stipend for automobile expenses of $1,500, $900, $800 and $800, respectively. The terms of employment under each of Mr. Vieira’s and Mr. Todd Johnson’s senior executive agreements terminate on April 1, 2003, but renew automatically for successive three-year periods unless otherwise terminated by either the applicable executive or Global upon 60 days’ written notice prior to the end of the applicable term.

In the event we terminate Mr. Thomas Johnson’s employment without cause or Mr. Thomas Johnson terminates his employment for good reason (including as a result of a change in control of Global), Mr. Thomas Johnson is entitled to receive, for two years after the date of termination, severance pay equal to 190% of his base salary for the prior year plus all fringe benefits to which he otherwise would be entitled.

In the event we terminate Mr. Schilling’s employment without cause or Mr. Schilling terminates his employment for good reason (including as a result of a change of control of Global), he will be entitled to receive, for two years after the date of termination, severance pay equal to 150% his base salary plus all fringe benefits to which he otherwise would be entitled for the prior year.

In the event we terminate either Mr. Vieira or Mr. Todd Johnson’s employment without cause, he will be entitled to receive severance pay equal to his base salary and bonus plus all fringe benefits to which he otherwise would be entitled for the prior year for one year after the date of termination. If either Mr. Vieira or Mr. Todd Johnson terminates his employment for good reason (including as a result of a change in control of Global), he will be entitled to receive severance pay equal to his base salary and bonus plus all fringe benefits to which he otherwise would be entitled for the prior year for six months after the date of termination. In either event, we will continue to provide healthcare coverage for at least one year following the date of termination.

Each of the senior executive employment agreements contains a confidentiality covenant during the term of employment and a covenant not to compete with us and our affiliates for a period of two years after the expiration of any severance pay in the case of Messrs. Thomas Johnson and Schilling and for a period of two years after the termination of employment in the case of Messrs. Vieira and Todd Johnson. In addition, each of the senior executive employment agreements contains a covenant not to solicit any of our or our subsidiaries’ executives, employees, customers, suppliers, vendors, licensees or other business relations for a period of two years following expiration of any severance pay in the case of Messrs. Thomas Johnson and Schilling and for a period of two years after the termination of employment in the case of Messrs. Vieira and Todd Johnson.

Under his prior senior executive employment agreement, Mr. Thomas Johnson received, on April 1, 2001, options to purchase 100,000 shares of our common stock. Under his new senior executive employment agreement, Mr. Thomas Johnson received, on June 27, 2002, options to purchase 140,000 shares of our common stock, with a vesting commencement date of April 1, 2002, and, during the term of his employment agreement, is entitled to receive annually additional options to purchase 140,000 shares of our common stock, at the exercise price equal to the stock’s fair market value on the date of grant. These options vest in five equal annual installments beginning one year after the vesting commencement date and expire no later than ten years after the date of grant. In addition, on June 27, 2002, Mr. Thomas Johnson received a restricted stock grant of 45,000 shares of our common stock at a purchase price of $.01 per share with a vesting commencement date of April 1, 2002 so that 20% of the restricted stock grant will vest on April 1, 2005, 30% will vest on April 1, 2006 and the balance will vest on April 1, 2007 if Mr. Thomas Johnson remains employed by us on such dates. The restricted stock grants will be subject to early vesting in full if Mr. Thomas Johnson is terminated without cause, if he resigns for good reason or if a change of control occurs.

Under his new senior executive employment agreement, Mr. Schilling received, on June 27, 2002, options to purchase 28,000 shares of our common stock, with a vesting commencement date of April 1, 2002, and, during the term of his employment agreement, is entitled to receive annually additional options to purchase 28,000 shares of our common stock, at the exercise price equal to the stock’s fair market value on the date of grant.

These options vest in five equal annual installments beginning one year after the vesting commencement date and expire no later than ten years after the date of grant. In addition, on June 27, 2002, Mr. Schilling received a restricted stock grant of 17,500 shares of our common stock at a purchase price of $.01 per share with a vesting commencement date of April 1, 2002 so that 20% of the restricted stock grant will vest on April 1, 2005, 30% will vest on April 1, 2006 and the balance will vest on April 1, 2007 if Mr. Schilling remains employed by us on such dates. The restricted stock grants will be subject to early vesting in full if Mr. Schilling is terminated without cause, if he resigns for good reason or if a change of control occurs.

Retirement Savings Plan

We maintain a 401(k) savings plan that is intended to be a qualified retirement plan under the Internal Revenue Code. Generally, all of our employees who work at least 1,000 hours per year and are at least 21 years of age are eligible to participate in the plan. They may enter the plan at the first calendar quarter following their original employment date; at this point participants may make salary deferral contributions to the savings plan, subject to the limitations imposed by the Internal Revenue Code, with no company match. We may make discretionary matching contributions after participants have completed one year of service, beginning at the next calendar quarter after a participant’s one year anniversary. Participants’ contributions may be invested in any of several investment alternatives including a fund that invests solely in shares of our common stock. Participants become vested in our contributions according to a graduated vesting schedule based upon length of service with us.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans as of March 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plan approved by stockholders	1,378,751	$13.15	1,104,205
Equity compensation plans not approved by stockholders	307,500	$5.44	2,500

Total	1,686,251	$11.79	1,106,705

The equity compensation plan approved by stockholders refers to the Amended and Restated 1998 Stock Option and Incentive Plan, a copy of which is attached as Appendix A in our Proxy Statement for the 2001 annual meeting of stockholders held in August 2001.

The equity compensation plans not approved by stockholders refers to our Amended and Restated 2001 Stock Option Plan that was adopted by the Board of Directors on January 25, 2001 and our Director Non-Incentive Stock Option Agreement dated August 1, 1998 with our director Edward N. Patrone. The 2001 Stock Option Plan is described more fully in Note 10 (Stock Option Plan) of our 2002 Annual Report to Stockholders, which is incorporated by reference into Part II, Item 8 of our Form 10-K/A. The Director Non-Incentive Stock Option Agreement with Edward N. Patrone provided for a one-time option grant to Mr. Patrone to purchase 10,000 shares of our common stock. This grant was awarded based upon Global’s policy of issuing an option to purchase 10,000 shares of common stock to non-employee directors when they are first elected to the board. The option is generally subject to the terms and provisions of our Amended and Restated 1998 Stock Option and Incentive Plan. The grant date for this option was August 1, 1998, and the exercise price is $12 per share.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this Proxy Statement, in whole or in part, the following Performance Graph and Report on Executive Compensation shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative total return on our common stock with the Russell 2002 Index and an Office Equipment Peer Group Index. The Office Equipment Peer Group Index is comprised of Global, Danka Business Systems PLC, IKON Office Solutions, Inc. and Xerox Corporation. This graph assumes that $100 was invested at the time of our initial public offering, on June 17, 1998, in our common stock and in the other indices, and that all dividends were reinvested and are weighted on a market capitalization basis at the time of each reported data point. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

	6/17/98	3/31/99	3/31/00	3/31/01	3/31/02
Global Imaging Systems	100	115	67	49	159
Russell 2000 Index	100	90	121	101	114
Office Equipment Peer Group	100	109	54	16	34

*  Office Equipment Peer Group includes: Global Imaging Systems, Inc., Danka Business Systems PLC, IKON Office Solutions, Inc. and Xerox Corporation.

REPORT ON EXECUTIVE COMPENSATION

This report outlines how the compensation committee, referred to here as the committee, of the Board of Directors determined 2002 compensation levels for Global’s executive officers, including the named executive officers. The committee, which is composed entirely of non-employee directors, is currently responsible for all aspects of Global’s officer compensation programs and some aspects of non-officer compensation, and works closely with the entire Board in the execution of its duties.

Overview and Philosophy. The committee strives to ensure that Global’s compensation programs serve to motivate and retain executive officers and therefore to serve the best interests of Global and its stockholders. The committee’s philosophy relating to executive compensation is to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of Global’s senior management to those of Global’s stockholders. The committee seeks to attain the goal of linking the interests of management with those of the stockholders, by linking a substantial portion of each executive’s compensation to the achievement of certain defined operational and financial objectives adopted annually by the Board of Directors.

Global’s compensation structure has three general components: (i) base salary, (ii) annual cash bonuses and (iii) stock options.

Base Salary.    In the first quarter of each fiscal year, the committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, salary levels for Global’s executive officers and certain other senior managers. The committee generally seeks to establish base salaries within the range of salaries paid to similarly situated executives by other companies in the office imaging systems industry. Generally, within this range, the salaries are determined subjectively, with the intent of reflecting past and expected future performance, responsibilities and contributions of the individual senior executive or manager, as well as Global’s overall growth and profitability.

Annual Cash Incentive Bonus.    Under Global’s incentive bonus plan for the fiscal year ended March 31, 2002, the Chief Executive Officer was eligible to receive a bonus of up to 100% of base salary. Executive officers were eligible to receive annual bonuses of up to 50% of base salary based on individual and overall company financial and operational performance. In May 2001, the committee reviewed both Global and individual core company performance goals recommended by management for purposes of establishing fiscal 2002 bonus opportunities. Financial goals included achievement of target levels with respect to revenues, operating income, earnings, asset management performance and acquisitions, with emphasis placed on earnings and revenues. Operational goals included internal revenue growth, operating income growth, asset management, new product initiatives, and the completion of certain corporate transactions, including strategic acquisitions. In determining the Chief Executive Officer’s annual cash bonus, the committee also reviews Global’s overall performance as well as specific personal objectives.

Informally during the fiscal year and formally in May 2002, the Chief Executive Officer evaluated Global’s and the individual core companies’ performance against the established goals, and presented his evaluation, together with his reasoning and recommended bonus payment percentages. The committee then determined, based on the recommendations of the Chief Executive Officer and other members of management and certain other factors the committee considered relevant, the percentage of base salary to be awarded as a bonus to each executive officer. In addition, the committee established a bonus pool for other senior managers. The committee concluded that Global achieved substantial success in meeting most of its operational goals in fiscal 2002. The total bonus percentage awarded to each of the senior executives, excluding the Chief Executive Officer, was 100% of the target bonus amount, or 50% of annual base salary. Mr. Thomas Johnson, the Chief Executive Officer, was awarded 100% of the target bonus amount, or 100% of annual base salary.

Stock Options.    The committee believes that the award of stock options provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. Under the 1998 Stock Option and Incentive Plan, stock options are granted at an exercise price equal to the closing price of Global’s common stock on the date of the grant and generally vest over a five-year period. Therefore, the value of the grant to the recipient is directly related to an increase in the price of Global’s common stock. In the fiscal year ended March 31, 2002, the Board of Directors approved a grant to Mr. Thomas Johnson that was required under the terms of his executive agreement. No other executive officer received stock option grants during the fiscal year ended March 31, 2002. In addition, stock option grants occasionally may be awarded throughout the year to the senior management of acquired businesses. The number of stock options granted to each individual is determined subjectively based on a number of factors, including the general level of performance of Global stock, the individual’s degree of responsibility, general level of performance by Global and its core companies, ability to affect future company performance, salary level and recent noteworthy achievements. Stock option awards are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stock value.

Chief Executive Compensation.    Based on the committee’s review of the Chief Executive Officer’s performance, the overall performance of Global and compensation levels for comparable positions in the industry, the committee authorized a merit increase of $30,000 in Mr. Thomas Johnson’s annual base salary from $330,000 in 2001 to $360,000 effective April 1, 2001. Mr. Thomas Johnson also received $12,000 for certain perquisites. The committee maintained the Chief Executive Officer’s target bonus percentage at 100% of base salary for fiscal 2002. The total bonus percentage awarded the Chief Executive Officer under Global’s bonus plan in fiscal 2002 was 100% of target, or 100% of his base salary. As discussed above under “Annual Cash Incentive Bonus,” the committee considered specific personal objectives of the Chief Executive Officer as well as Global’s overall performance. The personal objectives for the Chief Executive Officer in 2002 included management goals with respect to the operations of Global’s core companies, the achievement of certain financial and operational goals, including acquisitions, and the achievement of objectives with respect to revenues and earnings. In accordance with the terms of his senior executive agreement, Mr. Thomas Johnson received a grant of 100,000 stock options in April 2001.

The foregoing report has been furnished by the compensation committee of the Board of Directors:

Carl D. Thoma (Chairman)	Edward N. Patrone
Mark A. Harris	Bruce D. Gorchow
R. Eric McCarthey

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Global made a loan to Mr. Thomas Johnson, our President and Chief Executive Officer and one of our directors, in the amount of $400,000 on October 13, 2000 in connection with the repayment of a margin loan owed by Mr. Johnson in order to allow Mr. Johnson to avoid having to sell shares of Global common stock at a price Mr. Johnson believed was inappropriately low. The loan was made on competitive terms and is evidenced by a promissory note which bears interest at a rate equal to the variable rate payable by Global under its revolving credit facility with Wachovia Bank, NA, formerly known as First Union National Bank, and which matures on September 30, 2005. The average annual rate paid on the note during the fiscal year ended March 31, 2002 was 4.91%. At June 20, 2002, Mr. Johnson owed Global a total of $400,000 in principal and approximately $3,325 in interest pursuant to this loan.

Todd S. Johnson, one of our executive officers, is the son of Thomas S. Johnson, our President and Chief Executive Officer. Todd S. Johnson received approximately $197,000 in salary and bonus for the fiscal year ended March 31, 2002.

Peter Dinan, a nominee to our Board of Directors, plans to enter into a transaction where he will purchase a 50% interest in the property currently occupied by our subsidiary Eastern Copy Products, Inc. and then lease such property back to Eastern Copy Products, Inc. The monthly lease payments are expected to be approximately $11,000, and Mr. Dinan will have a 50% interest in such lease payments.

Global has entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 20, 2002, by (1) each of our directors and executive officers, (2) all of our directors and executive officers as a group and (3) each person (or group of affiliated persons) known by Global to beneficially own more than 5% of our outstanding common stock.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner(1)	Number	Percent
Golder, Thoma, Cressey, Rauner Fund IV, L.P.(2)	5,185,423	24.8%
Wasatch Advisors, Inc.(3).	2,207,676	10.6%
Putnam Investment Management LLC (4)	1,179,318	5.6%
Thomas S. Johnson(5)	640,094	3.0%
Raymond Schilling(6)	204,988	1.0%
Alfred N. Vieira(7)	193,456	*
Todd S. Johnson(8)	52,801	*
Cecil McClary	0	0%
Carl D. Thoma(2)	5,185,423	24.8%
Bruce D. Gorchow(9)	0	0%
Mark A. Harris(10)	0	0%
Mark M. Lloyd(11)	101,750	*
Edward N. Patrone(12)	10,400	*
Eric McCarthey (13)	2,400	*
Peter Dinan(14)	30,980	*
All directors and executive officers as a group (11 persons) (15)	6,391,312	30.3%

*	Less than 1%.
(1)
Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 20,904,442 shares outstanding on June 20, 2002, plus the number of shares of common stock underlying stock options held by the named person that are exercisable within 60 days. Except as otherwise specified below, the address of each of the beneficial owners identified is 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.

(2)
Golder, Thoma, Cressey, Rauner, Inc. is the general partner of GTCR IV, L.P., which in turn is the general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. As a result, all three of these entities may be deemed to share voting and investment power over, and therefore to be the beneficial owners of, the shares held by Golder, Thoma, Cressey, Rauner Fund IV, L.P. Their address is 233 South Wacker Drive, Suite 6100, Chicago, Illinois 60606. Carl Thoma, who is a director of Global, is a principal of Golder, Thoma, Cressey, Rauner, Inc. and may therefore also be deemed to beneficially own these shares by virtue of his shared voting and investment power over them. Mr. Thoma disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Thoma’s address is c/o Thoma Cressey Equity Partners, 233 South Wacker Drive, Suite 4460, Chicago, Illinois 60606.

(3)	Based on Schedule 13G/A filed by Wasatch Advisors, Inc. on June 11, 2002. The address for Wasatch Advisors, Inc. is c/o 150 Social Hall Avenue, Salt Lake City, Utah 84111.
(4)
Based on information disclosed on www.nasdaq.com as of March 31, 2002 for Putnam Investment Management LLC. The address for Putnam Investment Management LLC is 2 Liberty Square, Boston, Massachusetts 02109.

(5)
Includes 9,700 shares of common stock held of record by members of Mr. Johnson’s immediate family over which Mr. Johnson has shared dispositive and sole voting power and 120,380 shares of common stock subject to options exercisable within 60 days.

(6)	Includes 26,380 shares of common stock subject to options exercisable within 60 days.

(7)
Includes 2,765 shares held by Mr. Vieira’s wife over which Mr. Vieira may be deemed to share voting and investment power. Also includes 13,380 shares of common stock subject to options exercisable within 60 days.

(8)
Includes 10,200 shares of common stock held of record by members of Mr. Todd Johnson’s immediate family over which Mr. Todd Johnson may be deemed to share voting and investment power. Also includes 11,180 shares of common stock subject to options exercisable within 60 days.

(9)	Mr. Gorchow’s address is c/o PPM America, Inc., 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606.
(10)	Mr. Harris’ address is c/o GTCR Golder Rauner, LLC, 6100 Sears Tower, Chicago, Illinois 60606-6402.
(11)	Includes 16,440 shares of common stock subject to options exercisable within 60 days.
(12)	Includes 10,400 shares of common stock subject to options exercisable within 60 days. Mr. Patrone’s address is 101 South Nineteenth Avenue, Longport, New Jersey 08403.
(13)	Includes 2,400 shares of common stock subject to options exercisable within 60 days. Mr. McCarthey’s address is c/o Coca-Cola Fountain, P.O. Box 105037, Atlanta, Georgia 30348-5037.
(14)	Includes 30,980 shares of common stock subject to options exercisable within 60 days.
(15)	See notes (2) and (5) through (13).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and certain stockholders to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common stock. During the fiscal year ended March 31, 2002, none of our directors, executive officers and certain stockholders were late in reporting their ownership of and transactions in our common stock.

AUDIT COMMITTEE REPORT

The audit committee recommends Global’s independent auditors for approval and appointment by our board of directors. The audit committee also monitors the independence and performance of Global’s independent auditors. The audit committee also assists the board by monitoring the integrity of our financial statements, reviewing our compliance with legal and regulatory requirements and overseeing our internal control practices. Further detail on the audit committee’s responsibilities is set forth in the audit committee charter adopted by the board of directors, a copy of which is attached to Global’s 2001 Proxy Statement. The audit committee members are Bruce Gorchow, Edward Patrone and Eric McCarthey, all of whom are non-employee directors.

The members of the audit committee are independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards.

In fulfilling its responsibilities, the committee has reviewed and discussed with Global’s management and independent auditors the audited financial statements contained in the 2002 annual report on Form 10-K/A filed with the Securities and Exchange Commission. Global’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for opining on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee received the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, has discussed with the independent auditors the auditors’ independence from Global and its management, and has considered the compatibility of non-audit services with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board the inclusion of the audited financial statements in Global’s annual report on Form 10-K/A for the fiscal year ended March 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Bruce D. Gorchow
Edward N. Patrone
R. Eric McCarthey

INDEPENDENT PUBLIC ACCOUNTANTS

Our Board of Directors and the audit committee of our Board of Directors are evaluating our choice of independent auditors. As a result, no independent auditors of the Company have been chosen for the fiscal year ending March 31, 2003. Ernst & Young LLP has served as our independent auditors since our commencement of operations. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions at the meeting.

Audit Fees

The following table sets forth the fees paid by Global to Ernst & Young LLP for the fiscal year ended March 31, 2002:

Audit Fees	$184,271
Financial Information Systems Design and Implementation Fees	$-0-
All Other Fees	$124,555

The amounts shown above include out-of-pocket expenses incurred by Ernst & Young LLP in connection with the provision of such services. The amount shown for “Audit Fees” includes fees relating to the audit of our financial statements for the year ended March 31, 2002 and also includes fees relating to quarterly reviews of financial statements, including the Forms 10-Q for the three months ended June 30, 2001, September 30, 2001 and December 31, 2001. The amount shown for “All Other Fees” also includes fees relating to financial due diligence services relating to acquisitions, tax advice and consultation and professional services rendered in connection with filings with the SEC.

The audit committee has considered whether Ernst & Young LLP’s provision of the services generating “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining independence.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Submission of Stockholder Proposals for Inclusion in Next Year’s Annual Meeting Proxy Statement

Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2003 Global Annual Meeting of Stockholders must be received by Global no later than March 11, 2003 according to the proxy solicitation rules of the SEC. Proposals should be sent to the Secretary of Global at 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624. Nothing in this paragraph shall be deemed to require Global to include in its proxy statement and proxy relating to the 2003 Global Annual Meeting of Stockholders any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

A stockholder who wishes to submit a proposal for consideration at the 2003 Global Annual Meeting outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, must, in accordance with Article 2, Section 2.2 of Global’s Bylaws, file a written notice with the Secretary of Global which conforms to the requirements of the Bylaws, which are on file with the Securities and Exchange Commission and may be obtained from our Secretary upon request. The officer who will preside at the stockholders meeting will determine whether the information provided in such notice satisfies the informational requirements of the

Bylaws. Such notice of a stockholder proposal must be delivered no earlier than May 21, 2003, and no later than June 20, 2003. Any stockholder proposal that is not submitted in accordance with the foregoing procedures will not be considered to be properly brought before the 2003 Annual Meeting.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

Under our Bylaws and the Delaware General Corporation Law, shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of our common stock present, in person or by proxy, and entitled to vote at the meeting. Accordingly, abstentions from the election of directors will not affect the election of the candidates receiving the most votes. Shares represented by brokers who are prohibited from exercising discretionary authority because the beneficial owners of such shares have not provided voting instructions, commonly referred to as “broker non-votes”, will be counted as present for determining the presence of a quorum, but will not be counted for any purpose in determining the election of directors and will have no effect on the proposal.

The cost of preparing, assembling, and mailing the proxy material will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Directors

Raymond Schilling
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer

July 9, 2002

GLOBAL IMAGING SYSTEMS, INC.

THIS IS YOUR PROXY
YOUR VOTE IS IMPORTANT

Ú    FOLD AND DETACH HERE    Ú

☒  PLEASE MARK VOTES AS IN EXAMPLE
This proxy, when properly executed, will be voted as directed. If no direction is otherwise made, this proxy will be voted FOR the proposal and in the discretion of the named proxies as to any other matters properly presented at the meeting. This proxy may be revoked at any time before it is voted by delivery to Global’s Secretary of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.
1.	To elect the following nominees to the Board of Directors: Edward N. Patrone and Peter Dinan
☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	☐ Instruction: To vote for all nominees except those indicated on the line above.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, director, or guardian, please give full title as such.

Signature:
Date:
Signature:
Date:

Ú    FOLD AND DETACH HERE    Ú

GLOBAL IMAGING SYSTEMS, INC.

Proxy Solicited on Behalf of the Board of Directors of
Global for Annual Meeting to be held on August 19, 2002

The undersigned, being a stockholder of Global Imaging Systems, Inc. (“Global”), hereby appoints Thomas S. Johnson and Raymond Schilling, or either of them, with full power of substitution in each, as proxies and hereby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Stockholders of Global to be held at the offices of Global Imaging Systems, Inc., 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624 on August 19, 2002, at 10:00 a.m., eastern time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR PREFERENCES UNLESS YOU SIGN AND RETURN THIS CARD.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, please execute your proxy promptly and return it in the enclosed envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE